Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 27th day of June, 2008, by and between IMPLANT SCIENCES CORPORATION, a Massachusetts corporation, with its principal place of business at 107 Audubon Road, Wakefield, MA 01880 (“Seller”) and INTERNATIONAL BRACHYTHERAPY S.A., a Belgian company with its principal place of business at Zone Industrielle C, 7180 Seneffe, Belgium (“Purchaser”).

R E C I T A L S:

WHEREAS, Seller has been in the business of using Xenation machines to implant Xenon-124 atoms and other ions into cores (the “Products”) used to produce low dose rate brachytherapy seeds and other radioactive sources for the treatment of diseases (collectively referred to as “Seller’s Xenation Business”);

WHEREAS, Seller has determined that it is no longer commercially desirable for it to operate Seller’s Xenation Business, Seller has offered Seller’s Xenation Business for sale, and Seller has received no other offers to purchase Seller’s Xenation Business or the assets used in Seller’s Xenation business;

WHEREAS, Purchaser is in the business of designing, developing and distributing interstitial implants used for the treatment of certain types of cancers; and

WHEREAS, Seller desires to sell and Purchaser desires to acquire the assets used in Seller’s Xenation Business, including without limitation, certain Xenation machines and all related assets, raw materials, supplies, and repair parts, together with United States Patent Number 6,060,036 (the “6,060 Patent”) and all related intellectual property, technology and know-how (“Intellectual Property Rights”) associated therewith (collectively referred to sometimes as the “Acquired Assets”) upon and in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the recitals set forth above, which are hereby incorporated by reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I.
Purchase of Assets

1.1 Purchase of Assets.  On and subject to the terms and conditions contained in this Agreement, at Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser the Acquired Assets including but not limited to those shown of Schedule 1.1, including any Intellectual Property Rights, free and clear of any and all liens, encumbrances, claims, mortgages, pledges, charges or other security interests of any nature (collectively, “Security Interests”) or unassumed liabilities and obligations, and all right, title, interest and goodwill therein of every kind and nature currently owned by Seller, subject only to the Ytterbium License (as such term is defined in Section 9.5 of this Agreement).

1.2 Patent License.

(a) Notwithstanding the foregoing, the Acquired Assets shall not include United States Patent Number 6,183,409 or any of the inventions disclosed and claimed therein (the “6,183 Patent”). Purchaser acknowledges that Seller currently intends to transfer the 6,183 patent to Best Medical International, Inc. (“Best Medical”), in connection with the sale to Best Medical of Seller’s business of manufacturing, marketing and selling Ytterbium and Dura Plaque products, materials, inventory, and/or machinery for the treatment of cancer and other diseases (“Seller’s Ytterbium Business”). In lieu of an assignment of the 6,183 Patent, effective on the Closing Date, Seller shall grant to Purchaser a license, in the form attached as Exhibit A (the “Xenation License”), granting Purchaser, its successors and assigns a worldwide, perpetual, exclusive, fully transferable, fully paid-up and royalty-free license under the Patent Rights (as such term is defined below), to develop, reduce to practice, make, have made, use, sell, have sold and otherwise freely distribute Products for the purpose of low dose brachytherapy or other radioactive sources.  For purposes of the Xenation License, the 6,183 Patent shall include all divisions, continuations, continuations-in-part, reissues, certificates of reexamination, extensions thereof and all foreign rights relating thereto, and the “Patent Rights" shall mean any and all rights arising under the 6,183 Patent and all improvements and modifications being related or derived from the inventions and claims set forth in the 6,183 Patent reciting xenon, together with the right to sublicense the Patent Rights and all rights of action and recovery for infringement thereof, to be held and enjoyed by Purchaser, its successors and assigns, for the full term or terms for which any and all such patents may be granted, all as more fully described in the Xenation License.

(b)          In the event that Seller does not complete the sale of Seller’s Ytterbium Business to Best Medical by the close of business on December 31, 2008, then Seller shall promptly assign the 6,183 Patent to Purchaser, without additional consideration; provided, however, that, effective upon such assignment, Purchaser shall grant to Seller a perpetual, exclusive worldwide, royalty-free license, in the form attached as Exhibit A (with only such changes as may be reasonably required to make proper references to the 6,183 Patent) to use and practice, solely in Seller’s Ytterbium Business, (i) the 6,183 Patent, (ii) any foreign counterparts of the foregoing, and (iii) any reissue, continuation, divisional or continuation-in-part applications and such patent and patent application as may issues thereon, and including the right to claim priority under any applicable statute, treaty or convention based on said applications. Such license shall be fully transferable to any subsequent purchaser of Seller’s Ytterbium Business and shall include the right to grant sublicenses.

1.3 Assumed Liabilities.  At Closing, Purchaser shall assume those contracts, leases, agreements identified in Schedule 1.3 (the “Assumed Contracts”) and other obligations and liabilities of Seller with respect to Seller’s Xenation Business which are specifically identified in Schedule 1.3 (together with the Assumed Contracts, the “Assumed Liabilities”).  The Assumed Liabilities, however, shall not include any liabilities or obligations which shall have accrued under the Assumed Contracts prior to the Closing; provided, however, that Seller shall be entitled to receive payment (either directly from the other parties to such Assumed Contracts or from Purchaser, if and to the extent that any of such other parties pays Purchaser) for the portion of those Assumed Contracts identified in Schedule 1.3 that are performed by Seller prior to Closing. Purchaser will assume no other liabilities of Seller (or its affiliates), or relating to the Acquired Assets, of any nature whatsoever, including, but not limited to, (i) severance amounts, if any, due to any of Seller's employees or independent contractors, (ii) liabilities under the Assumed Contracts that accrue prior to the Closing, (iii) all liabilities, obligations, Security Interests whatsoever, and (iv) any other pre-closing liabilities.

1.4 Excluded Assets.  The Acquired Assets shall not include Seller’s product line related to the Products, Seller’s Products, Seller's customer list for Seller’s Xenation Business, any trade names or goodwill associated with Seller’s product line related to Seller’s Xenation Business or any other assets of Seller not used in Sellers’ Xenation Business.

1.5 Purchase Price.  In consideration of the conveyance to Purchaser of the Acquired Assets, Purchaser shall pay to Seller, at the Closing, in cash, by bank or certified check or by wire transfer of immediately available funds to an account designated by Seller, the amount of Seven Hundred Fifty Thousand United States Dollars ($750,000.00) (“Purchase Price”).  Seller and Purchaser mutually agree that the Purchase Price shall be allocated as indicated in Schedule 1.4 and that neither party shall take, for tax purposes, any position inconsistent with that allocation.

ARTICLE II.
Representations and Warranties of Seller

As used in this Article II, the term “Knowledge” (or words of such import) means, respect to Seller, the knowledge of any of its corporate officers; and with respect to Seller's corporate officers, the actual knowledge of such persons the respect to any matter or the knowledge that such persons should have obtained after reasonable inquiry of the employee or employees of Seller responsible for such matter; provided, however, that no such person shall be required to consult any docket or public records or make any inquiry of any unrelated third parties.  Seller represents and warrants to Purchaser as follows:

2.1 Corporate Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.  Seller the requisite corporate power and authority to own, operate and lease the Acquired Assets and to conduct the operations of Seller’s Xenation Business as presently conducted.

2.2 Authorization of Transaction. The consummation of the transactions contemplated by this Agreement by Seller does not constitute a sale of substantially all of its assets or any other transaction that would require approval of Seller’s shareholders or the Securities and Exchange Commission in order to consummate the transactions contemplated in this Agreement.  Without limiting the generality of the foregoing:

(a) Seller’s board of directors has duly authorized the execution and delivery of this Agreement and has approved the consummation of the transactions contemplated by this Agreement;

(b) No vote, consent or other approval of the Company’s shareholders is required by Seller’s Articles of Organization or Bylaws, or by the laws of the Commonwealth of Massachusetts; and

(c) Assuming the due authorization and execution of this Agreement by Purchaser, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general obligation affecting the rights and remedies of creditors, (ii) general principles of equity (regardless of whether enforcement is considered in equity or at law), and (iii) the availability of specific performance or other equitable or legal remedies specified therein.

2.3 Noncontravention.  Neither the execution, the delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

(a) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge or other restriction of any government, governmental agency, arbitrator or court to which Seller is subject; or

(b) conflict with, result in breach of, or constitute default under, or result in any right to accelerate or result in the creation of any Security Interest pursuant to, or right of termination under, any provision of any agreement of Seller, or require the consent of any other party to any contract, note, loan agreement, indenture, mortgage, deed of trust or other contract, license, assignment, agreement or instrument to which Seller is a party or by which it is bound, which consent was not received, except as set forth on Schedule 2.3(b); or

(c) conflict with the Articles of Organization or Bylaws of Seller; or

(d) require the approval, authorization, consent of or notice to any government or governmental agency in order for the parties hereto to consummate the transactions contemplated by this Agreement.

2.4 Broker Fees. Seller has no obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.  Seller has entered into no agreement and has taken no action that could cause Purchaser to become liable or obligated to pay any fees or commissions due and owing to any individual, corporation, partnership, limited liability company, business trust, business association, governmental entity, governmental authority or other legal entity (collectively, “Person”).

2.5 Title and Sufficiency of the Acquired Assets.  To the Knowledge of Seller, the Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, reasonably required to operate Seller’s Xenation Business in the manner historically operated by Seller.  Seller has good and marketable title to all of the Acquired Assets, including tangible and intangible property rights and intellectual property rights relating thereto, and none of the Acquired Assets or use thereof is subject to any Security Interest, restrictions, claims, licenses of any nature, (except for (i) liens for unpaid taxes which are not yet due and payable and (ii) the Ytterbium License (as such term is defined in Section 9.5 of this Agreement)) or rights of others of any kind or nature whatsoever.  None of the Acquired Assets is leased.

2.6 Business and Intellectual Property Rights.  With respect to Seller’s Xenation Business and the Intellectual Property Rights to be acquired by Purchaser hereunder, Seller represents that:

(a) To the Knowledge of Seller, the conduct of Seller’s Xenation Business and the use of the Acquired Assets by Seller do not infringe the intellectual property rights of any Person. To the Knowledge of Seller, no Person has asserted or threatened to assert any claim that the conduct of Seller’s Xenation Business or the use of the Acquired Assets by Seller infringes the intellectual property rights of such Person;

(b) The Intellectual Property Rights, together with the Xenation License, include all of the intellectual property Seller owns or uses in connection with the Acquired Assets (including that intellectual property which is required for the manufacture of the Product currently manufactured by Seller utilizing the Assets);

(c) Seller has disclosed to Purchaser (or the parties have agreed to a date by which Seller will disclose to Purchaser as part of the Initial Services (as such term is defined in Section 9.4)) any and all intellectual property, trade secrets and confidential information that Seller owns or uses in connection with the Acquired Assets (including the trade secrets and confidential information required for the manufacture of the Products currently manufactured or the reproduction of the equipment to manufacture the Products by Seller utilizing the Acquired Assets) that, to the Knowledge of Seller, are necessary or useful in the operation of the Acquired Assets, the manufacture of the Products or brachytherapy devices produced and sold using the Product; Seller has identified to Purchaser the individuals involved in the development of any such material intellectual property, trade secrets and confidential information; and Seller has obtained from such individuals or entities who have knowledge of such material trade secrets and confidential information, or to whom such material trade secrets and confidential information have been disclosed, valid and enforceable non-disclosure and trade secret agreements; and

(d) To the Knowledge of Seller, any and all material improvements relating to any of the Acquired Assets have been disclosed by Seller to Purchaser (or the parties have agreed to a date by which Seller will disclose such material improvements to Purchaser as part of the Initial Services).

(e) Seller uses the Acquired Assets (including Seller's Xenation machines, intellectual property, technology and know-how which constitute any part of the Acquired Assets)strictly to make devices for the treatment of diseases and, Seller has never used the Acquired Assets in any manner which would threaten or impair national security of the United States.

2.7           Compliance with Environmental Laws.  To the Knowledge of Seller, Seller’s operation of its leased premises at 107 Audubon Road, Wakefield, Massachusetts (the “Premises”) has been in compliance with all material state, federal and local environmental laws, regulations and permits.

2.8           No Third Party Consents Required. All consents, approvals or other authorizations for the transfer of the Acquired Assets and the assignment of the Assumed Contracts (including but not limited to any governmental approval) to Purchaser have been, or will be, obtained prior to the Closing.

2.9 Claims and Proceedings. There is no legal action, suit, arbitration or governmental proceeding or investigation pending or, to the Knowledge of Seller, threatened against or affecting Seller that could reasonably be expected to adversely affect the Acquired Assets or prevent the consummation of the transactions contemplated hereby.

2.10 Operating Costs.  Seller has previously provided Purchaser with information to assist Purchaser in developing cost estimates for the production of the Products (“Cost Information”).  To the Knowledge of Seller, the Cost Information provided by Seller is based on reasonable assumptions and estimates.

2.11 Condition.  To the Knowledge of Seller, and except as has been previously disclosed to Purchaser, each material item of tangible personal property which constitutes any part of the Acquired Assets is suitable for immediate use in the ordinary course of business of Seller’s Xenation Business in the manner in which Seller conducts Seller’s Xenation Business on the date of this Agreement; provided, however, that one of the Xenation machines is inoperable and is used by Seller solely as a source of spare parts for other functioning Xenation machines. Except as has been previously disclosed to Purchaser, no material item of tangible personal property which constitutes any part of the Acquired Assets is in need of repair or replacement, other than as part of routine maintenance in the ordinary course of business.

2.12 Books and Records.  Seller has provided to Purchaser, or Seller shall provide to Purchaser within six months after the Closing, as part of the Initial Services, all owners manuals, drawings and maintenance records relating to the Acquired Assets which are in the possession of Seller.

2.13 Leased Real Property.  Provided that Purchaser complies with its obligations under this Agreement, there is no fact, condition of circumstance of which Seller has Knowledge that is reasonably likely to prevent Purchaser from enjoying all of the rights and benefits granted to Purchaser by Seller in Section 9.3 of this Agreement.

2.14 Permits.  To the Knowledge of Seller, (a) Seller has obtained all governmental permits, authorizations, certificates, approvals, licenses, exemptions, clearances, and classifications required for the conduct of Seller’s Xenation Business and the ownership and operation of the Acquired Assets (the “Permits”), (b) Seller is not in violation of any of the Permits, and no proceedings are pending or threatened to revoke or limit any of the Permits, and the Permits are sufficient to enable Seller to fulfill its obligations under Section 9.4 to operate the Acquired Assets to produce Products for Purchaser.

2.15 Taxes.  Seller has filed all required tax returns and met all reporting obligations relating to the Acquired Assets and Seller’s Xenation Business that have been, or are due.  Seller has paid (or has made adequate provision for) all taxes (including penalties and interest), withholdings and other governmental charges relating to the Acquired Assets and Seller’s Xenation Business, and there are no unpaid taxes, withholdings or other governmental charges which if not paid, would cause Purchaser to have any liability or affect the ability of Purchaser to operate Seller’s Xenation Business.

2.16 Insurance.  Seller has delivered copies of all insurance policies (including, without limitation, policies providing property, casualty, liability, and workers’ compensation coverage, and bond and surety arrangements) maintained by Seller with respect to Seller’s Xenation Business and the Acquired Assets.  Such policies are valid, binding and enforceable in accordance with their terms, and are in full force and effect.

2.17 Names.  Seller has not been known by or conducted business under any name other than Implant Sciences Corporation in the ten-year period preceding the date of this Agreement.  All assets and rights relating to Seller’s Xenation Business are held by, and all agreements, obligations, expenses and transactions relating to Seller’s Xenation Business have been entered into, incurred and conducted by Seller as Implant Sciences Corporation.

2.18 No Bankruptcy.  Seller has not filed any petition under any federal or state bankruptcy, reorganization, arrangement, liquidation, receivership, moratorium or similar laws, and Seller has no current intention to make any such filing. To the Knowledge of Seller, no such petition has been filed by any third party with respect to Seller or its assets.

2.19 Disclosure.  No representation, warranty, or statement made by Seller in this Agreement, or any document furnished or to be furnished to Purchaser pursuant to this Agreement, when taken together as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

Article III.
Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows:

3.1 Corporate Organization.  Purchaser is a company duly organized, validly existing and in good standing under the laws of Belgium and is duly qualified to do business in the Commonwealth of Massachusetts to execute this Agreement and to consummate the transactions contemplated herein.

3.2 Corporate Authority.  The execution and delivery of this Agreement to Seller and the carrying out of the provisions hereof have been duly authorized by Purchaser’s board of directors, supervisory board and/or other governing authority, the authorization of which is required by applicable law.

3.3 Brokers.  Purchaser has not become obligated to pay or has taken any action that might result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission, or fee in connection with any of the transactions contemplated by this Agreement.

3.4 Noncontravention.  Neither the execution and/or delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignment to be executed hereunder) will:

(a) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge or other restriction of any government, governmental agency, arbitrator or court to which Purchaser is subject; or

(b) conflict with, result in breach of, or constitute default under, or result in any right to accelerate or result in the creation of any Security Interest pursuant to, or right of termination under, any provision of any agreement of Purchaser, or require the consent of any other party to any contract, note, loan agreement, indenture, mortgage, deed of trust or other contract, license, assignment, agreement or instrument to which Purchaser is a party or by which it is bound, which consent was not received; or

(c) conflict with the charter or other constituent documents of Purchaser; or

(d) require the approval, authorization, consent of or notice to any government or governmental agency in order for the parties hereto to consummate the transactions contemplated by this Agreement.

3.5           Available Funds.  At the Closing, Purchaser will have on hand all of the funds needed to pay the Purchase Price in full and to consummate the transactions contemplated by this Agreement.

3.6           Acquired Assets.  Purchaser represents, warrants, acknowledges, and agrees that, except as expressly set forth in Article II, (a) Seller is selling, and Purchaser is acquiring, the Acquired Assets and the Intellectual Property Rights on an “as is, where is” basis; and (b) Seller hereby disclaims all other representations and warranties, whether express or implied, with respect to the Acquired Assets, the Intellectual Property Rights and/or Seller’s Xenation Business, including without limitation all express or implied warranties of merchantability and fitness for a particular purpose. Without limiting the generality of the foregoing, except as expressly set forth in Article II, no representation or warranty is made with respect to the enforceability or validity of any patent or patent application included within the Intellectual Property Rights or the enforceability or validity of the 6,183 Patent, or whether any patent will issue based on any patent application within the Intellectual Property Rights.

Article IV.
Pre-Closing Covenants

4.1 General.  Each of the parties will use its respective best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions precedent to Closing set forth in Article V below).

4.2 Exclusive Dealing.  Unless and until this Agreement has been terminated pursuant to Article VI, Seller shall not solicit in any way an offer from any other Person to purchase any of the Acquired Assets, whether directly or indirectly through the sale of stock, a merger, a business combination or otherwise, or furnish any information to any other Person in that regard; and Seller shall promptly (within 24 hours) notify Purchaser upon the receipt of any unsolicited competing offer or communication in respect of such alternate transaction and of the proposed terms thereof. Seller shall refrain from any further communications with any other Persons concerning any such alternate transaction so long as this Agreement remains effective, unless Seller’s board of directors determines that the proper exercise of its fiduciary duties requires Seller to do so.

4.3 Conduct of Seller’s Xenation Business.  Until the earlier of the Closing or the termination of this Agreement, Seller shall, (a) use its reasonable efforts to conduct Seller’s Xenation Business in the ordinary course in accordance with its past practice and policies, including, without limitation, using its reasonable efforts to continue the employment or engagement, as the case may be, of Mr. Matthew R. Hollows and Mr. Stacey Bragg, and (b) preserve the Acquired Assets in their present condition, ordinary wear and tear excepted.

4.4 Current Employees of Seller’s Xenation Business.  Purchaser shall be free, prior to the Closing, to enter into employment-at-will or independent contractor-at-will agreements (which agreements shall be effective as of the Closing and not prior thereto) with certain of the current employees or independent contractors who work in Seller’s Xenation Business, including Mr. Matthew R. Hollows, Mr. Stacey Bragg, and one additional technician, on terms and conditions mutually agreeable to Purchaser and such individuals. Seller shall not impede Purchaser’s efforts to induce such individuals to enter into such employment-at-will or independent contractor-at-will agreements.

4.5 Governmental Licenses, Permits, and Clearances.  Prior to the Closing, Seller shall use its commercially reasonable efforts to cooperate with Purchaser, to the extent reasonably requested by Purchaser, in obtaining the transfer and assignment of any Permits necessary to the operation and use of the Acquired Assets, including the sale of products manufactured utilizing such Acquired Assets.

4.6 Non-applicability of State Sales Taxes. Prior to the Closing, the parties agree to take all reasonable actions necessary or appropriate to cause the transactions contemplated by this Agreement to qualify as an isolated sale transaction or comparable exemption from the applicability of state sales taxes.

4.7 Material Adverse Change.  Seller shall promptly advise Purchaser of any material adverse change in the condition (financial or otherwise) of Seller’s Xenation Business or the Acquired Assets.

4.8 Disclosures.  Seller shall promptly advise Purchaser of the occurrence of any event or circumstance which affects the consummation of the transactions contemplated by this Agreement or which, if in existence on the date of this Agreement, would have been required to have been disclosed in a Schedule to this Agreement.

4.9 Liens.  Seller shall not create or permit to exist any security interest, mortgage, pledge, lien, charge, encumbrance or adverse claim of any kind or nature with respect to any of the Acquired Assets.

4.10 Disposal of Assets.  Seller shall not sell or dispose of any Acquired Assets, except in the ordinary course of business of Seller’s Xenation Business.

Article V.
Conditions Precedent

5.1 Conditions Precedent to Obligations of Purchaser.  Purchaser’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

(a) Seller shall have taken all actions (whether corporate or otherwise) which, in Purchaser’s reasonable judgment, are necessary or appropriate to authorize the execution and delivery of this Agreement, the transactions contemplated by this Agreement, and all documents and instruments incident to such transactions;

(b) The representations and warranties of Seller set forth in Article II above shall be true and correct in all material respects at and as of the Closing Date;

(c) There have been no material or adverse changes to the existence, nature or quality of the Acquired Assets;

(d) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing transfer of title of the Acquired Assets shall be in effect. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental authority or any other Person or any other legal or administrative proceeding pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement, or seeks damages in connection therewith;

(e) Seller shall have satisfied, performed and complied with all agreements, conditions and contingencies contained in this Agreement required to be performed or complied with by it prior to or contemporaneously with Closing;

(f) Seller shall have delivered to Purchaser a certificate dated as of the Closing Date in a form acceptable to Purchaser certifying compliance with the conditions specified in Sections 5.1(a) through 5.1(e) hereof;

(g) Seller shall have delivered to Purchaser all deliveries contemplated by Section 7.3(a) hereof; and

(h) Purchaser may, in a writing signed at or prior to the Closing, (i) waive any condition specified in this Section 5.1, if it executes a writing so stating at or prior to the Closing; (ii) extend Seller an opportunity to cure any of the foregoing conditions; and/or (iii) terminate Seller’s obligations hereunder.

5.2 Conditions Precedent to Obligations of Seller.  Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions:

(a) Purchaser shall have taken all actions (whether corporate or otherwise) which, in Seller’s reasonable judgment, are necessary or appropriate to authorize the execution and delivery of this Agreement, the transactions contemplated by this Agreement, and all documents and instruments incident to such transactions;

(b) The representations and warranties of Purchaser set forth in Article III above shall be true and correct in all material respects at and as of the Closing Date;

(c) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing transfer of title of the Acquired Assets shall be in effect. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental authority or any other Person or any other legal or administrative proceeding pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement, or seeks damages in connection therewith;

(d) Purchaser shall have performed and complied with all agreements and conditions contained in this Agreement and required to be performed or complied with by it prior to or contemporaneously with Closing;

(e) Purchaser shall have delivered to Seller a certificate dated as of the Closing Date in a form acceptable to Seller certifying compliance with the conditions specified in Sections 5.2(a) through 5.2(d) hereof;

(f) Purchaser shall have delivered to Seller all deliveries contemplated by Section 7.3(b) hereof; and

(g) Seller may, in a writing signed at or prior to the Closing, (i) waive any condition specified in this Section 5.2, if it executes a writing so stating at or prior to the Closing; (ii) extend Purchaser an opportunity to cure any of the foregoing conditions; and/or (iii) terminate Purchaser’s obligations hereunder.

Article VI.
Termination

6.1 Termination of Agreement.

(a)             The parties may terminate this Agreement by mutual written agreement at any time prior to Closing.

(b)             In addition, either Purchaser or Seller may terminate this Agreement as provided below:

(i)             Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing:  (1) in the event Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach in writing, and the breach has continued without cure for a period of ten days after the notice of breach; or (2) if the Closing shall not have occurred on or before the 30th day after the date of this Agreement, by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Purchaser breaching any representation, warranty or covenant contained in this Agreement);

(ii)             Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing:  (1) in the event that Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach in writing, and the breach has continued without cure for a period of ten days after the notice of breach; or (2) if the Closing shall not have occurred on or before the 30th day after the date of this Agreement by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)             Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if Seller’s board of directors determines that the proper exercise of its fiduciary duties requires Seller to sell all or substantially all of the Acquired Assets to a Person other than Purchaser.

6.2           Effect of Termination.  In the event that this Agreement is terminated pursuant to Section 6.1, such termination shall be without liability or obligation to any party or parties and all further obligations of the parties shall terminate, except the obligations set forth in Article X, General Provisions, which shall survive; provided, however, that, if this Agreement is terminated by Purchaser pursuant to Section 6.1(b)(i) or by Seller pursuant to clause 6.1(b)(ii), it is expressly understood that the terminating party’s right to pursue all legal and equitable remedies therefor, including damages related thereto, shall also survive termination unimpaired. In addition to, and not in lieu of, the foregoing, in the event that this Agreement is terminated by Seller pursuant to clause 6.1(b)(iii), then Seller shall be required to pay to Purchaser a one-time fee of One Hundred Thousand Dollars ($100,000.00).

Article VII
The Closing

7.1 Closing.  The Closing of the transactions provided for herein shall take place at the offices of Seller, or such other location as the parties determine.

7.2 Closing Date.  The Closing shall take place upon the execution of this Agreement by the parties or on such other date as the parties may determine. Until this Agreement is either terminated or the parties have agreed upon an extended Closing Date, the parties shall diligently continue to work to satisfy all conditions to Closing.

7.3 Documents and Instruments to be Tendered at Closing.

(a) Seller’s Deliveries to Purchaser.  On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller shall make the following deliveries to Purchaser:

(1) The duly executed Xenation License, substantially in the form attached hereto as Exhibit A;

(2) Duly executed assignments of the Intellectual Property Rights, substantially in the form attached hereto as Exhibit B;

(3) A duly executed Bill of Sale with respect to the Acquired Assets, substantially in the form attached hereto as Exhibit C;

(4) The executed certificate required in Section 5.1(f) hereof;

(5) A good standing certificate from the Secretary of the Commonwealth of Massachusetts;

(6) A duly executed resolution of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement, certified as having been duly adopted and as being in full force and effect on the Closing Date;

(7) Copies of valid and enforceable non-disclosure and trade secret agreements as provided in Section 2.6(c);

(8) A copy of the employment agreement between Seller and Mr. Matthew R. Hollows, which shall have a term at least through June 30, 2009 and include terms and conditions acceptable to Purchaser (the “Hollows Employment Agreement”); and

(9) All other items or documents reasonably requested by Purchaser or Purchaser’s counsel.

(b) Purchaser’s Deliveries to Seller at Closing.  On the Closing Date, subject to the terms and conditions set forth in this Agreement, Purchaser shall make the following deliveries to Seller:

(1) Payment by cash, bank or certified check or wire transfer of immediately available funds to an account designated by Seller of (x) the full Purchase Price, and (y) the first month’s (or partial month’s) rent due to Seller under Section 9.3;

(2) The executed certificate required in Section 5.2(e) hereof;

(3) Evidence reasonably satisfactory to Seller of the authority of Purchaser to execute and deliver this Agreement;

(4) The duly executed Ytterbium License, substantially in the form attached hereto as Exhibit D; and

(5) All other items or documents reasonably requested by Seller or Seller’s counsel.

7.4 Passage of Title and Risk of Loss.  Legal and equitable title to, and risk of loss with respect to, the Acquired Assets shall pass to Purchaser upon the Closing. As of the Closing, Seller shall have no further obligation to insure the Acquired Assets.

7.5 Further Assurances.  Seller shall, at any time on or after the Closing Date, take any and all steps reasonably requested by Purchaser to place Purchaser in possession and operating control of the Acquired Assets and Seller’s Xenation Business, and will do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, and assurances as may be reasonably required for the more effective transfer to and reduction to possession of Purchaser, or its successors or assigns, of any of the Acquired Assets.

Article VIII.
Indemnification and Hold Harmless

8.1 Survival of Representations; Limitations.  All representations, warranties, covenants, and obligations in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to the terms of this Article VIII and other applicable provisions of this Agreement.  In no event shall the aggregate indemnity liability of Seller pursuant to Sections 8.2(a) or 8.2(b) or of Purchaser pursuant to Section 8.3(a) or 8.3(b) exceed $750,000.00 (inclusive of attorney’s fees and costs).  In no event shall indemnification be payable by Seller pursuant to Sections 8.2(a) or 8.2(b) or by Purchaser pursuant to Sections 8.3(a) or 8.3(b) unless the aggregate Damages (as defined in Section 8.2) incurred by all of the Purchaser Indemnitees (as defined in Section 8.2) or the Seller Indemnitees (as defined in Section 8.3), as applicable, exceed $75,000.00 and then only for the excess over such amount.  In no event shall Seller have any liability to the Purchaser Indemnitees pursuant to Section 8.2(c) or 8.2(d) or Purchaser have any liability to the Seller Indemnitees pursuant to Sections 8.3(c) or 8.3(d) unless the aggregate Damages incurred exceed $75,000.00, at which point Seller or Purchaser, as applicable, shall be liable for all such Damages, and not just those in excess of such amount. The indemnity liability of Seller under Section 8.2(e) and the indemnity liability of Purchaser under Section 8.3(e), respectively, shall not be subject to any of the limitations of this Section 8.1.

8.2 Indemnification of Purchaser Indemnified Parties.  Seller shall indemnify, defend and hold harmless Purchaser, its directors, officers, employees, and agents (collectively, the “Purchaser Indemnitees”) from and against any and all damages, costs, expenses, losses, claims, demands, liabilities and/or obligations, including, but not limited to, reasonable fees and disbursements of counsel (collectively, “Damages”), that are paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any claims or other assertion of liability asserted against, imposed upon, or incurred or suffered by any of the Purchaser Indemnitees, directly or indirectly, to the extent the Damages result from, arise out of, or are caused by any of the following:

(a) Any breach of any of the representations and warranties of Seller made in this Agreement;

(b) Any breach of any covenant, obligation or agreement made by Seller in this Agreement;

(c) Fraud;

(d) Other than claims with respect to the Assumed Liabilities, third-party claims, including any claims made by third parties with respect to Products manufactured and sold by Seller prior to the Closing; or

(e)             All costs and expenses relating to the non-commissioning, decommissioning, or closure of the Licensed Premises (as such term is defined in Section 9.3) or the Premises, except to the extent that such costs and expenses arise out of Purchaser’s use or occupancy thereof or the breach by Purchaser of any provision of Section 9.3.

8.3 Indemnification of Seller Indemnified Parties.  Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, and agents (collectively, “Seller Indemnitees”) from and against any and all Damages that are paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any claim or other assertion of liability asserted against, imposed upon, or incurred or suffered by any of the Seller Indemnitees, directly or indirectly, to the extent the Damages result from, arise out of, or are caused by any of the following:

(a) Any breach of any of the representations and warranties of Purchaser made in this Agreement;

(b) Any breach of any covenant, obligation or agreement made by Purchaser in this Agreement;

(c) Fraud;

(d) Third-party claims, including claims with respect to the Assumed Liabilities, and including any claims made by third parties with respect to Products manufactured and sold by Purchaser after the Closing; or

(e) The use or occupancy of the Licensed Premises, and any costs and expense incurred by Seller relating to the non-commissioning, decommissioning, or closure of the Premises which arise solely out of Purchaser’s use or occupancy of the Licensed Premises or out of any breach by Purchaser of any provision of Section 9.3.

8.4 Notice of Indemnification Claims.  Any claim for indemnification must be asserted in a written notice delivered to the other party.  Notwithstanding any other provision of this Agreement, no claim for indemnification by either party based on a breach of a representation or warranty made in this Agreement, unless such breach rises to the level of fraud, in which case these provisions shall not apply, pursuant to Sections 8.2(a) or 8.3(a), as applicable, or a breach of any covenant or agreement made in this Agreement pursuant to Sections 8.2(b) or 8.3(b), as applicable, against the other party may be made after the first anniversary of the Closing Date. Claims for indemnification may be brought pursuant to Sections 8.2(c), 8.2(d), 8.2(e), 8.3(c), 8.3(d) or 8.3(e), as applicable, against the other party at any time during the applicable statute of limitations.

8.5 Matters Involving Third Parties, including Third Party Claims.  If any third party notifies either party (“Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other party (the “Indemnifying Party”) under this Article VIII, the Indemnified Party shall notify the Indemnifying Party promptly in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation unless (and then solely to the extent) the Indemnifying Party is damaged by the delay.  In the event the Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming its defense, (a) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party shall cooperate in the defense of such claim and may retain separate co-counsel at its sole cost and expense, (c) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), and (d) the Indemnifying Party shall not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the claim, without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed).  In the event the Indemnifying Party fails to notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming its defense, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it may deem appropriate.

8.6 Matters Involving the Parties.  In the event that the Indemnified Party asserts a claim under this Article VIII (excluding claims covered by Section 8.5) against the Indemnifying Party, the Indemnified Party shall give written notice to the Indemnifying Party specifying, in reasonable detail, the basis for the assertion of the claim and the amount of the claim asserted.  Such assertion of liability shall be deemed accepted by such Indemnifying Party and the amount of such claim shall be deemed a valid claim, conclusive and binding on the Indemnifying Party, unless, within twenty (20) days after the Indemnified Party gives written notice to the Indemnifying Party of such claim, the Indemnifying Party gives written notice to the Indemnified Party contesting the basis for, or the amount of, such claim.  If such notice is given by the Indemnifying Party, then the parties shall use commercially reasonable efforts to reach agreement with respect to such claim.  If no such agreement is reached, the parties may pursue their respective rights and remedies to the full extent of the law, subject to the terms of this Agreement.

8.7 Mitigation.  The Indemnified Party shall take all commercially reasonable steps to mitigate all Damages, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any Damages as may be reasonably requested by the Indemnifying Party.  Each party shall use commercially reasonable efforts in addressing any Damages that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement).  Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

8.8 Exclusive Remedy.  The parties acknowledge that the indemnification provided in this Article VIII shall be the sole and exclusive remedy after the Closing Date for monetary damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein; provided, however, this exclusive remedy for damages does not preclude a party from (a) bringing an action for specific performance or other available equitable remedy for a breach of a covenant or agreement contained in this Agreement, or (b) pursuing remedies under applicable law for fraud.

Article IX.
Other Obligations of the Parties/Post Closing Obligations

9.1 Tax Liabilities.  Each party hereto shall bear its own tax liabilities incurred and arising in connection with the consummation of the transactions contemplated hereunder.

9.2 Restrictive Covenants.

(a)          Covenants Not to Compete or Solicit Customers.  Seller agrees that for a period of seven (7) years after the Closing Date Seller, its affiliates and successors-in-interest (the “Seller Parties”), shall not, (i) directly or indirectly, engage in any business encompassing the selling of low dose rate brachytherapy sources of any type in competition with the Products; provided, however, that nothing in this Agreement or in any of the documents and agreements executed in connection with this Agreement shall prevent Seller or any successor-in-interest to Seller, including Best Medical, from engaging in the Seller’s Ytterbium Business; or (ii) solicit or accept business which is competitive with Seller’s Xenation Business from any Person that was a customer of Seller’s Xenation Business or any Person to which Seller’s Xenation Business actively marketed its Products or services prior to the Closing Date.

(b)          Covenants Not to Solicit Employees and Contractors.  Seller agrees that for a period of three (3) years after the Closing Date the Seller Parties shall not recruit or solicit, offer employment to, or employ any person who was an employee or independent contractor of Seller’s Xenation Business as of the Closing Date. The foregoing restriction shall not prevent Seller from receiving professional services from any legal, accounting, banking or similar firm which may be providing services to Seller’s Xenation Business as of the Closing Date.

(c)          Covenant of Confidentiality. Seller agrees that for a period of three (3) years after the Closing Date it shall keep confidential and shall not make use of any confidential information which constitutes part of the Acquired Assets or the Intellectual Property Rights. Seller further agrees that it shall keep confidential and shall not make use of any information which qualifies as a trade secret and which constitutes part of the Acquired Assets or the Intellectual Property Rights for so long as such information qualifies as a trade secret. Notwithstanding the foregoing, the restrictions set forth in this Section 9.2(c) shall not apply to any information which (a) becomes generally available to the public through no fault of Seller or its employees, agents or representatives; (b) is independently developed by Seller after the Closing Date without benefit of the above-described information (and such independent development is substantiated in writing), or rightfully received from another source on a non-confidential basis; or (c) when such disclosure is required by a court or governmental authority or is otherwise required by law (including, without limitation, any governmental or regulatory agency or under the rules of any stock exchange or automatic quotation system on which Seller’s securities are traded) or is necessary to establish rights under this Agreement or any agreement contemplated hereby (and the disclosing party has taken all reasonable efforts to limit the scope of such disclosure and to protect the confidential nature of the information disclosed).

(d)             Remedies and Enforcement.  Notwithstanding Section 10.7 hereof, in the event of a breach or threatened breach of this Section 9.2 and its subsections, Purchaser shall be entitled, in addition to all other remedies otherwise available to Purchaser, to an injunction enjoining and restraining such breach or threatened or intended breach.  Seller consents to the issuance of an injunction against them in any court of competent jurisdiction without proof of specific damages.  In the event that Purchaser is required to enforce any part of this Section 9.2 through legal proceedings, Purchaser shall be entitled to an award of its reasonable costs, expenses, and attorney’s fees incurred.

9.3           Use of Premises.

(a) Grant of License. Effective as of the Closing, Seller hereby grants to Purchaser, upon the terms and conditions set forth in this Section 9.3, the right to use approximately 1,818 square feet of the Premises, being that area outlined in yellow on the drawing attached hereto as Exhibit E, or such other location at the Premises as may be mutually agreed upon by the parties (as the case may be, the “Licensed Premises”), for the purpose of conducting Seller’s Xenation Business after the Closing (the “Purpose”).

(b) Rent.  In consideration of the right to use the Licensed Premises for the Purpose, Purchaser shall pay to Seller, in advance, rent at the rate of $3,419 per month. Payment of the first month’s rent shall be due at Closing, and subsequent payments shall be made prior to the first date of each calendar month thereafter during the term of this license. Rent for any partial calendar month shall be prorated.  The monthly rental rate of $3,419 per month is inclusive of full reimbursement to Seller of the cost of all utilities used by Purchaser on the Licensed Premises, including without limitation electricity.

(c) Termination. The license granted this Section 9.3 shall terminate upon the earliest to occur of (i) thirty (30) days following notice from Purchaser to Seller of Purchaser’s intent to terminate such license, (ii) the date that Purchaser enters into a new mutually acceptable lease renting the Licensed Premises directly from the lessor of the Premises, (iii) immediately upon notice from Seller to Purchaser upon Purchaser’s breach of any provision of this Section 9.3 (including any failure of Purchaser to pay any installment of rent when on or before the date such installment is due), or (iv) upon the expiration of Seller’s lease for the Premises (the “Master Lease”) on December 31, 2008 or the earlier termination of the Master Lease.

(d) Purchaser’s Obligations.  Purchaser shall not use the Licensed Premises for any purpose or conduct other than the Purpose. Purchaser shall have no right to use or occupy any portion of the Premises other than the License Premises; provided, however, that Purchaser shall have reasonable access to hallways and other common areas reasonably necessary to access the Licensed Premises. Purchaser shall not do or permit to be done any act or thing upon the Licensed Premises or in the Premises which would violate the Master Lease, which would invalidate or be in conflict with any fire insurance policies or increase the rate for fire insurance covering the Premises, or which could subject Seller to any liability or responsibility for injury to any person or persons or to property. Purchaser shall at all times abide by and adhere to the restrictions imposed upon Seller under the Master Lease and all policies and procedures of Seller generally applicable to the Premises and to employees and visitors to the Premises

(e) Insurance.  Purchaser shall at all times during the term of this license carry, at its own expense, one or more policies of general public liability and property damage insurance, issued by one or more insurance companies acceptable to Seller, with minimum coverages not less than the coverages which Seller is required to carry under the Master Lease. The insurance policy or policies shall protect Seller, naming Seller as an additional insured, and shall provide that they may not be cancelled on less than thirty (30) days prior written notice to Seller. Purchaser shall furnish Seller with Certificates of Insurance evidencing all required coverage.  Should Purchaser fail to carry such insurance and furnish Seller with such Certificates of Insurance after a request to do so, Seller may, at its sole election, either (i) terminate the license granted by this Section 9.3 upon notice to Purchaser or (ii) have the right to obtain such insurance and collect the cost thereof from Purchaser as additional rent.

(f) Loss or Damage to Property. All personal property belonging to Purchaser or to any other Person located in or about the Licensed Premises (including without limitation the Acquired Assets), shall be there at the sole risk of Purchaser or such other Person, and neither Seller nor Seller’s agents or employees shall be liable for the theft or misappropriation thereof, nor for any damage or injury thereto, nor for the death or injury of any other persons or damage to property caused by water, snow, frost, steam, heat, cold, dampness, falling plaster, explosions, sewers or sewerage, gas, odors, noise, the bursting or leaking of pipes, plumbing, electrical wiring, and equipment and fixtures of all kinds, or by any act or neglect of Seller or its agents or employees, or of any other person or caused in any other manner whatsoever.

(g) No Assignment or Re-License.  Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not have any right to assign the license or any of the rights granted by this Section 9.3, or to re-license any portion of the Licensed Premises, to any Person without the prior written approval of Seller. Any such assignment or re-license shall be void and shall have the effect of terminating the license granted hereby.

(h) Quiet Enjoyment.  Purchaser shall peaceably and quietly occupy and enjoy the Licensed Premises for the term herein stated without hindrance or interruption by Seller or any other Person or Persons lawfully or equitably claiming by, through or under Seller.

(i) Rights Reserved by Seller.  Seller shall have the right during the term of the license granted by this Section 9.3 to enter the Licensed Premises upon reasonable notice.

(j) Condition of Licensed Premises.  Neither Purchaser nor Purchaser’s agents have made any representations or promises with respect to the physical condition of the Licensed Premises or any matter or thing affecting or relating to the Licensed Premises. Purchaser agrees to take the Licensed Premises “as is” and acknowledges that the taking of possession of the Licensed Premises by Purchaser shall be conclusive evidence that the Licensed Premises were in a condition satisfactory to Purchaser at the time such possession was so taken. Notwithstanding the foregoing, Seller agrees to install a wire door/wall at the entry to portion of the Licensed Premises in which the Xenation machines are currently located, and Purchaser shall have the right, at its sole expense, to install locks on such door and on any other door(s) opening directly onto the Licensed Premises.  Purchaser shall not affix any signs or advertising to the Premises but may affix signs to the Licensed Premises and the Acquired Assets.  Purchaser shall make no other changes in or to the Licensed Premises without the prior written consent of Seller.  Purchaser shall not install in or attach to the Licensed Premises any trade fixtures, equipment, leasehold improvements or other property (other than the Acquired Assets) without Seller’s prior written consent. Purchaser agrees to repair at Purchaser’s sole expense any damage to the Licensed Premises or Premises caused by its use or occupancy of the Licensed Premises. Any leasehold improvements to which Seller may, in its sole discretion, agree shall be made at the sole expense of Purchaser.

(k) Restoration of the Licensed Premises; Removal of Property. Upon the expiration or earlier termination of the license granted by this Section 9.3, Purchaser shall, at its sole cost and expense, and in compliance with all applicable laws, (i) cease operations in the Licensed Premises and remove all of its property and assets from the Premises, and (ii) return the Licensed Premises to the condition existing immediately prior to the Closing Date, normal wear and tear excepted. Purchaser shall not be responsible for any cost or expense relating to the non-commissioning, decommissioning, or closure of the Premises except as set forth in the preceding sentence and except for costs and expenses arising out of Purchaser’s use or occupancy of the Licensed Premises or out of the breach by Purchaser of any provision of this Section 9.3.

9.4	Provision of Services.

(a)           Initial Services. Effective as of the Closing, Seller shall provide to Purchaser the services (the “Initial Services”) of up to three employees to work full-time in the Licensed Premises, under the direction of Purchaser, on the supervision, documentation of equipment and processes, and operation of the Acquired Assets for the purpose of producing Products and / or transferring the Acquired Assets to a new location off of the Premises specified by Purchaser. Seller shall provide the services of Mr. Matthew R. Hollows and Mr. Stacey Bragg if they are employed by Seller. Subject to the payment of the compensation required by Section 9.4(b), Seller shall provide the Initial Services through the earlier of (i) December 31, 2008 or (ii) the termination of the Initial Services pursuant to Section 9.4(c). The parties agree that the goal of the Initial Services will be to assist Purchaser in maximizing core production while the Xenation machines remain operational in the Licensed Premises, to document, disassemble and package the Acquired Assets for transfer to a new location, as specified Purchaser, and to assist Purchaser in the assembly, commissioning, validation and production of cores at the new location.

(b)          Compensation.  In consideration of the Initial Services, Purchaser shall pay to Seller compensation equal to the sum of (i) Seller’s cost for direct labor; (ii) a fringe benefit assessment equal to 35% of such direct labor costs; (iii) Seller’s direct costs of materials; (iv) the cost of travel incurred by Seller or its employees in performing the Initial Services (other than travel between the Licensed Premises and the homes of Seller's employees); (v) a general and administrative assessment equal to 32% of the total of the amounts specified in clauses (i) through (iv) of this Section 9.4(b); and (vi) a further fee equal to 10% of the total of the amounts specified in clauses (i) through (v) of this Section 9.4(b) (clauses (i) through (vi of this Section 9.4(b), collectively, the “Compensation Factors”). For purposes of illustration only, the following is an example of the application of the Compensation Factors and the calculation of compensation due to Seller pursuant to this Section 9.4:

Direct labor costs in a given month:
Fringe benefits for such month (35%):
Direct material costs in such month:
Travel costs in such month:
Subtotal:
General and administrative assessment (32%):
Subtotal:
Fee (10%):
Total compensation for such month:
$10,000 3,500 500 1,500 $15,500 4,960 $20,460 2,046 $22,506
Seller shall invoice Purchaser for such compensation monthly in arrears.  Seller's invoice shall be accompanied by time records documenting the labor for the month and receipts or invoices for material costs and travel incurred during the month.  Payment shall be due within fifteen (15) days of receipt of an electronic invoice, payable by wire transfer of immediately available funds to an account designated by Seller.

(c) Termination.  Purchaser may terminate Seller’s obligation to provide the Initial Services at any time upon thirty (30) days prior notice. Upon notice of termination, Seller shall invoice Purchaser for all accrued expenses, and Seller shall provide a final invoice for all other compensation that may be due to Seller pursuant to Section 9.4(b) subsequent to the effective date of such termination. In addition, upon notice of termination, Seller shall invoice Purchaser for any and all compensation, accrued vacation, bonuses and other amounts which may be due to Matthew Hollows under the Hollows Employment Agreement, including all severance payments, termination payments and other compensation which may be due to Mr. Hollows upon the termination of the Hollows Employment Agreement, with the Compensation Factors applied to such amounts.  Seller shall pay all such invoices within fifteen (15) days of receipt, by wire transfer of immediately available funds to an account designated by Seller.

(d) Extension of Services.  If requested by Purchaser upon the termination of the Initial Services, Seller and Purchaser shall enter into a consulting agreement, upon terms and conditions mutually agreeable to the parties, pursuant to which Seller will provide the necessary expertise to continue the transfer of data and documentation relating to the equipment, processes and the operation of the Xenation machines, as applicable, for a period of up to one year after the Closing.

9.5           Ytterbium License.  Effective on the Closing Date, Purchaser shall grant to Seller a perpetual, exclusive worldwide, royalty-free license, in the form attached as Exhibit D (the “Ytterbium License”) to use and practice, solely in Seller’s Ytterbium Business of (i) Patent Number 6,060, (ii) any foreign counterparts of the foregoing, and (iii) any reissue, continuation, divisional or continuation-in-part applications and such patent and patent application as may issues thereon, and including the right to claim priority under any applicable statute, treaty or convention based on said applications. The Ytterbium License shall be fully transferable to any purchaser of Seller’s Ytterbium Business (including without limitation, Best Medical) and shall include the right to grant sublicenses.

9.6           Release.  Effective as of the Closing, and upon payment of the Purchase Price, Seller, for itself and for each of its affiliates, shareholders, directors, officers and employees, hereby releases any and all claims and causes of actions of any kind or nature whatsoever, known or unknown, at law, in equity, or otherwise, Seller may have against or with respect to the Acquired Assets, and Seller hereby agrees not to assert such claims or causes of action. Seller represents and warrants that it has not assigned any of such claims or causes of action to any Person. Notwithstanding the foregoing, however, Seller does not release any claims it may have against Purchaser arising after the Closing under this Agreement or under any license, agreement, certificate or other instrument executed by Purchaser in connection with the Closing.

9.7            No Challenges of Patents. Seller covenants and agrees that it will not challenge the validity or enforceability of any patent or patent application included within the Acquired Assets (or the 6,183 Patent licensed under the Xenation License) in any future litigation between the parties involving this Agreement, the Acquired Assets, the Product, the Xenation License or the Ytterbium License. Seller specifically acknowledges that its agreement not to challenge the validity or enforceability is absolute and in all respects and precludes litigation of the validity or enforceability issue in any litigation between the parties.

Article X.
General Provisions

10.1 Incorporation of Recitations.  The recitations set forth on page 1 of this Agreement are incorporated as part of this Agreement and made a part hereof, as if fully set forth herein.

10.2 Survival of Representations and Warranties/Post-Closing Obligations/ Confidentiality Obligations.  All of the representations and warranties of the parties contained in this Agreement, indemnification obligations set forth in Article VIII, the post-closing obligations set forth in Article IX, and the General Provisions set forth in this Article X shall survive the Closing, unless otherwise prescribed differently in the applicable section, for a period of one year after Closing and shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of any such parties.

10.3 Notice.  Any notice required or permitted to be given under this Agreement shall be given in writing and sent by international courier to the address of the party set forth herein, unless that party shall give notice of a different address.  The date of notice shall be the date such notice is delivered to such courier, properly addressed and delivery charges prepaid.  Any party may change its notice address by notice to the other party.  Any notices under this Agreement shall be delivered to:

If to Purchaser:

Gunnar Mann, Chief Operating Officer
INTERNATIONAL BRACHYTHERAPY S.A.
Zone Industrielle C
7180 Seneffe
Belgium

With copies (which shall not constitute notice) to: Gerry Elman
Elman Technology Law, P.C.
P.O. Box 209
Swarthmore, PA 19081-0209
U.S.A.

-and-

Thomas L. McLain
Chorey, Taylor & Feil, P.C.
3399 Peachtree Road, N.E.
Suite 1700, The Lenox Building
Atlanta, Georgia 30326
U.S.A.

If to Seller:

Diane Ryan, CFO
IMPLANT SCIENCES CORPORATION
107 Audubon Road
Wakefield, MA 01880
U.S.A.

With copies (which shall not constitute notice) to:

Carl Barnes
Morse Barnes-Brown Pendleton, P.C.
1601 Trapelo Road, Suite #205
Waltham, MA  02451
U.S.A.

Notwithstanding the foregoing, no notice shall be deemed ineffective for failure to comply with the foregoing if either (i) the party for whom the notice was intended admits to its receipt, or (ii) actual receipt is otherwise proven by competent evidence.

10.4 Publicity.  All public disclosures relating to the transactions contemplated by this Agreement and the method of its release shall be reviewed and approved by both parties prior to such disclosure, such review not to be unreasonably delayed and such approval not to be unreasonably withheld; provided, however, that Seller and Purchaser shall each be free to make such public disclosures of the existence and/or terms of this Agreement and the transactions contemplated hereby as may be required by law or the rules of any securities exchange..

10.5 Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.6 Waiver of Breach.  Any waiver by any party hereto of a breach of any of the provisions of this Agreement by any other party shall not operate or be construed as a waiver by the other parties of any of the rights and privileges of said parties hereunder or of any subsequent breach.

10.7 Controlling Law/Construction.  This Agreement shall be interpreted, administered and enforced in accordance with the laws of the Commonwealth of Massachusetts (exclusive of its conflict of laws rules). The parties, having been represented by counsel during the negotiation and execution of this Agreement, waive the application of any law, regulation, holding or rule of construction providing that ambiguities are to be construed against the drafting party.

10.8 Arbitration.  Except for the right of Purchaser to pursue injunctive relief for violations of the Restrictive Covenants set forth in Article IX, the parties agree that any claim or cause of action arising out of this Agreement shall be decided by binding arbitration conducted in Boston, Massachusetts under the expedited procedures of the Judicial Arbitration and Mediation Service. The prevailing party shall be entitled to an award of reasonable attorney’s fees, administrative costs and expenses incurred in any such arbitration proceeding; provided, however, that the arbitrators shall not have the authority to award exemplary, punitive, incidental, indirect or consequential damages.

10.9 Assignability.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. Purchaser shall have the right to assign its rights and obligations under this Agreement to a subsidiary, affiliate or related Person, provided, however, that no such assignment shall relieve Purchaser of its obligations hereunder. Seller shall have the right to assign its rights and obligations under the Ytterbium License as provided in Section 9.5, and Purchaser hereby consents to such assignment.

10.10 Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by any tribunal of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

10.11 Further Acts.  Seller, at its sole cost and expense, shall, at any time and from time to time after the Closing Date, upon request of Purchaser, do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required to convey, transfer to, and vest in Purchaser, and  protect the right, title, interest in, and enjoyment of, the assets of Seller intended to be assigned, transferred, and conveyed pursuant to this Agreement.

10.12 Counterparts and Facsimile Signatures.   This Agreement may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original.  Such counterparts shall, together, constitute and shall be one and the same instrument.  If executed by counterpart, no party shall become bound by this Agreement until all parties hereto have affixed their respective signatures hereto.  Any signed copy of this Agreement, or copy or counterpart thereof, delivered by facsimile transmission, shall for all purposes be treated as if it were delivered containing an original manual signature of the party whose signature appears in the facsimile, and shall be binding upon such party in the same manner as though an originally signed copy had been delivered.

10.13 No Third-Party Beneficiaries.  Except with respect to the parties identified in Article VIII, and except for any assignee(s) or sublicense(s) of the Ytterbium (including Best Medical), this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

10.14 Entire Agreement.  This Agreement (including the documents referred to herein and attached hereto) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements or representations between the parties, oral or written, to the extent they relate in any way to the subject matter hereof.

10.15 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.16 Exhibits and Schedules.  Each exhibit and schedule referred to in this Agreement, each attachment to any exhibit or schedule, and each other attachment to this Agreement is hereby incorporated by reference into this Agreement and is made a part of this Agreement as if set out in full in the first place that reference is made to it..

10.17 Amendments; Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Seller and Purchaser.

10.18 Payment of Fees and Expenses.  Each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its legal counsel, accountants, advisors, investment bankers and brokers, incurred in the negotiation, preparation and consummation of the Agreement and the transactions contemplated herein.

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IN WITNESS WHEREOF, the parties have set their hands and seals upon this Agreement as of the date indicated below.

IMPLANT SCIENCES CORPORATION

By:   /s/ Phillip C. Thomas                                                               (Seal)
Date                  June 27, 2008                                           Phillip C. Thomas, Chief Executive Officer

INTERNATIONAL BRACHYTHERAPY S.A

By:  /s/ Francois Blondel                                                                (Seal)
Date               June 27, 2008                                              François Blondel, Chief Executive Officer

By:   /s/ John L. Carden                                                                  (Seal)
        John L. Carden, Ph.D., Director